Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

ANNOUNCES AGREEMENT FOR $43 MILLION, SIX COMMUNITY SALE/LEASEBACK

Exercise of Purchase Option Will Result in Immediate Gain and Increase Net Revenues by 10%

DALLAS – (BUSINESS WIRE) – March 13, 2006 – Capital Senior Living Corporation (NYSE:CSU) (the “Company”), one of the country’s largest operators of senior living communities, today announced that it has entered into an agreement for a six community sale/leaseback transaction valued at approximately $43.0 million.

In August 2004, the Company announced the acquisition of a management company in Fort Worth, Texas that operated 16 senior living communities, including seven that the management company owned. As part of the transaction, Capital Senior Living received the exclusive right and option to purchase the seven owned communities for $41.0 million through February 2007. The option price was subsequently adjusted to $40.4 million.

The Company has now exercised its option to purchase the seven communities and, upon completion of the acquisition, will immediately sell six of the seven at a sales price of approximately $43.0 million and lease them back. The Company is marketing the seventh community and intends to complete a sale as soon as possible.

The six communities being sold by the company and leased back are in the Texas towns of Abilene, Burleson, Cedar Hill, Waxahachie and two properties in North Richland Hills. Two of the properties are independent living communities comprising a total of 232 units and resident capacity of 279. The other four are assisted living communities with a total of 270 units. Occupancy on the collective properties is approximately 96% at the present time.

In 2005, the six senior living properties had approximately $11.3 million in revenues and $4.3 million in EBITDAR, before management fees of $0.6 million.

“The exercise of this purchase option demonstrates the Company’s ability to create value,” stated James A. Stroud, Chairman of the Company. “In less than two years’ time, it has become attractive for us to realize the gain inherent in the option and to begin consolidating the operations of these six communities.”

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The Company anticipates that it will record a gain of between $3 and $4 million dollars on the sale of these six communities, with the gain to be recognized equally over the initial ten-year term of the lease. Net proceeds are expected to be approximately $4.5 million, net of transaction costs. The triple net operating lease will have two ten-year renewal options beyond the initial term. The initial lease rate is 8% and is subject to CPI-based escalation provisions pursuant to the terms of the lease. The transaction is expected to close in the next sixty days, pending approvals and other customary closing conditions.

“This six community sale/leaseback transaction, along with the recently announced sale/leaseback of three of our owned communities, will combine for a nine community sale/leaseback,” added Lawrence A. Cohen, Chief Executive Officer. “Collectively, this $97.0 million transaction will generate gains for the Company of approximately $16.0 million, resulting in an amortized gain of approximately $1.6 million per year for the next ten years. In addition, the Company will retire $29.6 million of debt and receive cash proceeds of approximately $28.0 million. We plan to use a portion of these proceeds to pay down other debt and refinance nearly all of the remaining variable rate debt at fixed interest rates about 200 basis points below current levels.”

A schedule detailing the first year effects of all recently announced transactions is attached.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 59 senior living communities in 21 states with an aggregate capacity of approximately 9,200 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 7 leased communities and 15 communities it manages for third parties. In the communities operated by the Company, 82 percent of residents live independently, 16 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

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Capital Senior Living Corporation
First Year Incremental Effects of Recently Announced Transactions
($millions)
	Blackstone JV Sale/Leaseback	Georgetowne Place Lease	GE Healthcare JV Midwest Portfolio	Towne Centre Sale/Leaseback	3 Property Sale/Leaseback	CGIM 6 Property Sale/Leaseback	Total

Release Date	10/6/2005	10/19/2005	1/13/2006	2/1/2006	3/8/2006	3/13/2006

Effective Date	10/6/2005	10/19/2005	4/1/2006	4/1/2006	5/1/2006	5/1/2006

Revenue:
Resident Revenue	$20.5	$4.0	-	-	-	$11.3	$35.8
Management Fee	(0.9)	-	0.5	-	-	(0.6)	(1.0)

EBITDAR	9.7	1.8	0.5	-	-	4.3	16.3

Depreciation	-	-	-	(0.6)	(1.4)	-	(2.0)

Lease Expense	6.5	1.6	-	2.3	4.3	3.4	18.1
Amortized Gain	0.4	-	-	1.5	1.3	0.3	3.5

Interest Savings	-	-	-	1.3	2.5	-	3.8

Pre-Tax Profit	3.6	0.2	0.5	1.1	0.9	1.2	7.5

Total Gain	4.2	-	-	14.5	13.0	3.0	34.7

Cash Proceeds	6.1	-	-	12.4	23.5	4.5	46.5

Note:
Based on 2005 actual results